COMPUMED, INC.

FORM 10-KSB FOR THE PERIOD ENDED SEPTEMBER 30, 2001

EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-68039, 333-07791 and 33-63433 and Forms S-3 No. 333-44805 and 333-82753) and each related Prospectus pertaining to the 1982 Stock Option Plan, 1992 Stock Option Plan, Non-Qualified Stock Option Plan Agreements and Consultant Agreement and the registration of 7,673,628 shares of common stock of CompuMed, Inc., of our report dated November 13, 2001, with respect to the financial statements of CompuMed, Inc. included in its Annual Report (Form 10-KSB) as of September 30, 2001 and for the two years then ended, filed with the Securities and Exchange Commission.

Long Beach, California

December 17, 2001